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                                                                    Exhibit 23.1



                          CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement on Forms S-8 of Merrill Corporation (File No. 33-46275 and File No. 33-52623 of our report dated March 19, 1996, except as to Note 10, for which the date is April 15, 1996, on our audits of the consolidated financial statements of Merrill Corporation as of January 31, 1996 and 1995, and for each of the three years in the period ended January 31, 1996, which report is incorporated by reference in this Annual Report on Form 10-K, and our report dated March 19, 1996, on the related financial statement schedule included in this Annual Report on Form 10-K.

                                       COOPERS & LYBRAND L.L.P.




Minneapolis, Minnesota
April 29, 1996